EXHIBIT 99.1

SUMR Brands Reports Fourth Quarter and Fiscal Year 2020 Results

Full Year Net Loss of $1.1 Million; Adjusted EBITDA of $12.2 Million, Up 72% over Fiscal 2019;

Debt Reduced by $17.7 Million, to $30.9 Million

WOONSOCKET, R.I., March 16, 2021 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fourth quarter and full year ended January 2, 2021.

Recent Highlights

  Net sales were $36.0 million in the fourth quarter versus $42.7 million in the prior-year period and $155.3 million for fiscal 2020 versus $173.2 million in fiscal 2019, with the decline largely due to the impact of COVID-19 on the Company’s mid-tier and international business segments and ongoing supply chain constraints. The year-over-year decrease also reflects that, in the 2019 fourth quarter, the Company saw significant close-out sales which were absent in fiscal 2020.
  Aggregate SG&A declined to $10.2 million in the quarter from $12.1 million in last year’s comparable period and to $41.9 million in 2020 from $49.4 million in 2019 primarily due to a shift in the Company’s distribution model and the rightsizing of its overhead.
  For the full year 2020, the Company had planned restructuring initiatives totaling $6.2 million but actually realized savings from these initiatives in the amount of $6.7 million.
  Net loss in the fourth quarter of 2020, including a $1.8 million debt extinguishment charge related to refinancing the Company’s credit facilities and a $0.7 million impairment charge associated with dissolving an Israeli subsidiary, was $3.4 million, or $(1.59) per share, versus a net loss of $0.9 million, or $(0.42) per share, in the prior-year period; the Company reported a full year net loss of $1.1 million in fiscal 2020 versus a net loss of $4.2 million in fiscal 2019.
  Fourth quarter Adjusted EBITDA was $1.4 million versus $2.4 million in the fourth quarter of 2019; the latter included a $1.5 million benefit to cost of goods sold related to retroactive tariff exclusions. Adjusted EBITDA for the fiscal 2020 full year increased to $12.2 million from $7.1 million in fiscal 2019.
  Largely due to the Company’s refinancing of its credit facility with Bank of America in October – and lower overall indebtedness – interest expense declined to $0.5 million in the fourth quarter of 2020 from $1.1 million in 2019 and, for the full year, to $4.1 million in fiscal 2020 from $4.9 million in 2019.
  The Company had $30.9 million of bank debt at the end of fiscal 2020 compared with $48.6 million at the end of fiscal 2019, a reduction of 36.4%.

“While achieving a substantial increase in EBITDA during fiscal 2020 and significantly reducing our outstanding debt, the fourth quarter was extremely challenging, as expected, due to unprecedented supply chain disruptions, a slower-than-anticipated recovery of our mid-tier brick and mortar customer base, and the delayed re-opening of our international business amid continued concerns related to COVID-19. The impact of these market conditions, coupled with certain extraordinary charges recorded in the fourth quarter, resulted in Adjusted EBITDA coming in lower than our prior estimates,” said Stuart Noyes, CEO.

“While the arrival of another government stimulus package may boost consumer demand going forward, February storms and numerous logistical issues – including supply chain bottlenecks as shipments work their way through the system – have continued to impact product availability and our capacity to meet the needs of the Company’s channel partners. It is, therefore, difficult to predict the outlook for 2021 as a whole, and first quarter revenue growth has proven challenging while supply chain costs place pressure on margins. We’re addressing these market conditions as effectively as possible and remain committed to cost discipline, strategic investment to support sales growth, and improved operational efficiencies to mitigate such issues in the current environment.”

Fourth Quarter Results

Net sales for the three months ended January 2, 2021 were $36.0 million compared with $42.7 million for the three months ended December 28, 2019. The Company’s results generally reflected a decline in business largely due to the negative impact of COVID-19 on its mid-tier and international customer base, even as revenue rose year-over-year across certain key product segments such as gates and specialty blankets.

Gross profit for the fourth quarter of 2020 was $10.8 million versus $14.0 million in 2019, while gross margin was 29.9% in 2020 versus 32.8% last year. The year-over-year margin decline reflects a $1.5 million benefit to cost of goods sold recorded in the fourth quarter of 2019 related to retroactive tariff exclusions; net of this, gross margin was 29.3% in that period. The 2020 fourth quarter benefited from improved product mix including lower sales of close-out inventory versus the 2019 fourth quarter.

Selling expense was $2.6 million in the fourth quarter of 2020 versus $3.6 million in 2019, and selling expense as a percent of net sales was 7.2% in 2020 versus 8.3% last year. The decrease year-over-year in total and as a percent of sales was primarily due to lower freight out and advertising costs resulting from a shift in the Company’s distribution model and a change in customer mix.

General and administrative expenses were $7.6 million in the fourth quarter of 2020, or 21.1% of net sales, versus $8.6 million in the fourth quarter of 2019, or 20.1% of net sales. The year-over-year change reflects lower labor and other costs due to various streamlining actions, partially offset by higher professional fees in 2020. Interest expense was $0.5 million in the fourth quarter of 2020 versus $1.1 million in 2019, reflecting lower outstanding debt levels and more attractive interest rates following the Company’s refinancing of its credit facilities.

The Company reported a net loss of $3.4 million, including a $1.8 million debt extinguishment charge related to refinancing the Company’s credit facilities and a $0.7 million impairment charge associated with dissolving an Israeli subsidiary, or $(1.59) per share, in the fourth quarter of 2020 compared with a net loss of $0.9 million, or $(0.42) per share, in the prior-year period. The Company recorded a tax provision of $0.2 million in the fiscal 2020 fourth quarter versus $0.7 million in the comparable period of fiscal 2019.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the fourth quarter of 2020 was $1.4 million versus $2.4 million for the fourth quarter of 2019, and Adjusted EBITDA as a percent of net sales was 3.9% in the fourth quarter of 2020 versus 5.6% last year. Adjusted EBITDA in 2020 included $0.7 million in bank permitted add-back charges compared with $0.4 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of January 2, 2021, the Company had approximately $0.5 million of cash and $30.9 million of bank debt compared with $0.4 million of cash and $48.6 million of bank debt as of December 28, 2019. Inventory as of January 2, 2021 was $25.1 million versus $28.1 million at the beginning of fiscal 2020. Trade receivables as of the end of the fourth quarter were $26.0 million compared with $32.8 million as of December 28, 2019, while accounts payable and accrued expenses were $34.1 million compared with $32.7 million at the beginning of fiscal 2020.

Annual Meeting

Summer Infant will host its Annual Stockholders’ Meeting on May 19, 2021. See the Company’s proxy filing for additional information, when available.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, March 17, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net loss and adjusted loss per diluted share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back, as permitted by the Company’s credit agreements and detailed in the reconciliation table included in this release. Non-GAAP adjusted net loss and adjusted loss per diluted share means net (loss) plus unamortized financing fees and other items added back, as permitted by the Company’s credit agreements, adjustments related to changes in tax valuation allowances due to the application of the CARES Act, as well as the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations for performance in 2021 and its ability to mitigate the impact of current market conditions, including supply chain and logistics challenges. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of the COVID-19 pandemic on the Company’s supply chain and consumer demand, U.S. operations and sales in the U.S.; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreement and to maintain availability under its loan agreement; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019

Net sales	$36,043	$42,695	$155,299	$173,181
Cost of goods sold	25,270	28,697	104,448	118,296
Gross profit	$10,773	$13,998	$50,851	$54,885
General and administrative expenses(1)	7,594	8,568	29,360	34,823
Selling expense	2,590	3,559	12,574	14,540
Depreciation and amortization	785	912	3,348	3,720
Impairment of intangible asset	676	-	676	-
Operating (loss)/income	$(872)	$959	$4,893	$1,802
Interest expense, net	530	1,138	4,078	4,871
Loss on extinguishment of debt	1,800	-	1,800	-
Loss before taxes	$(3,202)	$(179)	$(985)	$(3,069)
Income tax provision	187	703	117	1,095
Net loss	$(3,389)	$(882)	$(1,102)	$(4,164)
Loss per diluted share	$(1.59)	$(0.42)	$(0.52)	$(1.98)

Shares used in fully diluted EPS	2,130,115	2,106,594	2,133,171	2,100,730

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019

Reconciliation of Adjusted EBITDA
Net loss (GAAP)	$(3,389)	$(882)	$(1,102)	$(4,164)
Plus: interest expense	530	1,138	4,078	4,871
Plus: provision for income taxes	187	703	117	1,095
Plus: depreciation and amortization	785	912	3,348	3,720
Plus: impairment of intangible asset	676	-	676	-
Plus: loss on extinguishment of debt	1,800	-	1,800	-
Plus: non-cash stock based compensation expense	118	95	254	319
Plus: permitted add-backs (a)	688	425	3,063	1,263
Adjusted EBITDA (Non-GAAP)	$1,395	$2,391	$12,234	$7,104

Reconciliation of Adjusted EPS
Net loss (GAAP)	$(3,389)	$(882)	$(1,102)	$(4,164)
Plus: permitted add-backs(a)	688	425	3,063	1,263
Plus: unamortized financing fees(b)	-	-	266	-
Plus: impairment of intangible asset(c)	676	-	676	-
Plus: loss on extinguishment of debt(d)	1,800	-	1,800	-
Less: Discrete tax benefit(e)	(15)	-	(639)	-
Tax impact of items impacting comparability(f)	(886)	(119)	(1,625)	(354)
Adjusted net (loss)/income (Non-GAAP)	$(1,126)	$(576)	$2,439	$(3,255)
Adjusted (loss)/earnings per diluted share (Non-GAAP)	$(0.53)	$(0.27)	$1.14	$(1.55)

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended January 2, 2021 include special projects $599 ($168 tax impact), board fees $75 ($21 tax impact) and severance related costs $14 ($4 tax impact). Permitted add-backs for the three months ended December 28, 2019 include severance $256 ($72 tax impact), special projects $87 ($24 impact), and board fees $82 ($23 tax impact). Permitted add-backs for the twelve months ended January 2, 2021 include special projects $2,356 ($660 tax impact), severance related costs $313 ($88 tax impact), board fees $312 ($87 tax impact), and restructuring costs $82 ($23 tax impact). Permitted add-backs for the twelve months ended December 28, 2019 include severance related costs $767 ($215 tax impact), board fees $381 ($107 tax impact) and special projects $115 ($32 tax impact).
(b) Write off of unamortized financing costs associated with the reduction in the Company's Bank of America credit facility in Q1 2020, reflecting a $266 ($74 tax impact) charge for the fiscal year ended January 2, 2021.
(c) The Company recorded a $676 ($189 tax impact) asset impairment charge representing the remaining unamortized balance of the definite lived intangible asset related to the Company's Born Free Holding Limited (BFH) trademarks for both the three months ended January 2, 2021 and the fiscal year ended January 2, 2021.
(d) The loss on the extinguishment of debt of the Company's refinancing its credit facility with Bank of America, reflecting a $1,800 ($504 tax impact) charge for both the three months ended January 2, 2021 and the fiscal year ended January 2, 2021.
(e) The discrete tax benefit is attributable to modifications of interest expense deductibility under the U.S. CARES Act, which had a negligible impact on earnings per diluted share in the fourth quarter of 2020.
(f) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)
(unaudited)

	January 2, 2021	December 28, 2019

Cash and cash equivalents	$510	$395
Trade receivables, net	25,995	32,787
Inventory, net	25,123	28,056
Property and equipment, net	4,789	8,788
Intangible assets, net	11,739	12,896
Other assets	6,581	8,621
Total assets	$74,737	$91,543

Accounts payable	$27,986	$25,396
Accrued expenses	6,064	7,289
Current portion of long-term debt	2,125	875
Long term debt, less current portion (1)	27,536	45,359
Other liabilities(2)	5,906	7,041
Total liabilities	69,617	85,960

Total stockholders’ equity	5,120	5,583
Total liabilities and stockholders’ equity	$74,737	$91,543

(1) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,275 and $2,398 of unamortized financing fees in the twelve months ended January 2, 2021 and December 28, 2019, respectively.
(2) Other liabilities include the PPP Loan of $1,956.